OXIGENE REPORTS INTERIM CLINICAL DATA FOR
                            COMBRETASTATIN A4 PRODRUG

  Phase I Clinical Trial Shows Significant Reduction in Tumor Blood Flow in
                                     Humans

Boston, MA and Stockholm,  Sweden, October 4, 1999 - OXiGENE Inc. (NASDAQ: OXGN,
SSE: OXGN) announced today interim results of a Phase I clinical trial for Combretastatin A4 Prodrug (CA4P). The study is being conducted in collaboration with the British Charity Organization, The Cancer Research Campaign, (The CRC), and was presented at the Angiogenesis '99 conference in London by Dr. Gordon Rustin, Director of the Department of Medical Oncology at Mount Vernon Hospital, United Kingdom and a co-investigator on the study. Dr. Rustin presented data showing that cancer patients treated with CA4P had significantly reduced blood flow in a dose-dependent manner to their tumors as measured by Nuclear Magnetic Resonance Imaging (MRI). This study is the first demonstration in human clinical trials of an inhibitor that blocks the flow of blood within tumor-associated blood vessels. The timing of the blood-flow shutdown in the patients was very similar to the timing of the shutdown observed in preclinical rodent studies of CA4P.

These clinical results demonstrate a proof of principle with regard to CA4P's mode of action.

CA4P is an anti-tumor vascular targeting agent. It is one of a new class of anti-cancer therapies that act by attacking a tumor's blood supply. In vitro experiments have demonstrated CA4P's ability to change the shape and permeability of endothelial cells, cells that line all blood vessels, particularly those cells that are in an actively proliferating state not unlike what is observed in tumor vasculature. It is these activities that are thought to constrict tumor-associated vessels thereby inhibiting blood flow to the tumor. CA4P is different from angiogenic inhibitors now in development in that it attacks pre-existent tumor vasculature. This is an activity not seen in anti-angiogenesis inhibitors currently in clinical trials. CA4P is currently in three Phase I clinical trials, one in the UK, and two in the US.

"These interim results show that we can administer CA4P to humans safely at doses that cause a significant decrease in blood flow to tumors. In preclinical models, we have seen that CA4P displays similar activities as shown here in human clinical trials, extending to, and confirming its proof of principle in man as well as in animal models," said Bjorn Nordenvall, Ph.D., MD, President and CEO of OXiGENE.

Phase I studies are primarily undertaken to evaluate a drug's safety. Clinical work presented here not only describes CA4P safety data, but due to CA4Ps unique mechanism of action, additionally shows CA4P's blood flow reduction activity, i.e. proof of principle. This study, which began at the end of 1998, examined CA4P in approximately 17 patients over a dose range of 5 to 88 mg/m(2). Blood flow reduction was seen in all patients evaluated above 52 mg/m(2). Dose escalation is on-going with no toxic side effects observed in patients to date.

Of interest, pain at the site of the tumor was observed in patients within two hours of administration at doses of CA4P which clearly induce blood flow reduction. Tumor pain was not observed in patients administered CA4P at levels below that which induces blood flow reduction.

Interim results from one of the other two US Phase I studies will be presented by Dr. Scot Remick, Ireland Cancer Center at Case Western Reserve University and University Hospitals of Cleveland, on November 3rd at the Chemotherapy Foundation Symposium in New York.

OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to introduce therapies that attack cancer in new ways. OXiGENE has its international corporate headquarters in Stockholm, Sweden and its United States headquarters in Boston, MA. Please feel free to visit the Company's Website at:
WWW.OXIGENE.COM.

The Cancer Research Campaign (CRC) is the UK leading cancer charity and is the European leader in anti-cancer drug development. It funds around a third of all research into cancer in the UK and is dedicated to bringing new treatments and cures from the lab bench to the patient's bed side as quickly as possible.

Certain statements made in this press release related to clinical trial outcomes, therapeutic applications and outcomes, governmental approvals, potential market size and commercialization are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such results.

A copy of Dr. Rustin's abstract and the Cancer Research Campaign press release is available upon request. Please call Matthew Knight at Noonan/Russo, (+1) 212-696-4455 Ext 271.